UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2012

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously announced, on August 3, 2012, Synopsys Taiwan Ltd., a wholly owned subsidiary of Synopsys, Inc. incorporated and in existence under the laws of the Republic of China (Taiwan) (“Synopsys Taiwan”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with SpringSoft, Inc., a company incorporated and in existence under the laws of Taiwan (“SpringSoft”). Pursuant to the Merger Agreement, Synopsys Taiwan commenced a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of SpringSoft (the “Shares”) at a price of NT$57.00 per Share.

On October 1, 2012, Synopsys Taiwan completed and settled the Offer. 191,844,637 Shares were validly tendered in the Offer, representing approximately 91.64% of SpringSoft’s outstanding Shares. Synopsys Taiwan paid an aggregate purchase price of NT$10,935,144,309 to SpringSoft shareholders for the tendered Shares.

Pursuant to the terms and conditions set forth in the Merger Agreement, Synopsys Taiwan will conduct a follow-on merger in which SpringSoft will merge into Synopsys Taiwan, and the remaining outstanding Shares will be cancelled and converted into the right to receive NT$57.00 per Share.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the expected closing of Synopsys, Inc.’s (“Synopsys”) acquisition of SpringSoft. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside Synopsys’ control. These risks and uncertainties include, among others: the ability of the parties to consummate the acquisition in a timely manner or at all; the approval of the follow-on merger in a timely manner or at all; and the possibility of litigation (including relating to the transaction itself). Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: October 2, 2012	By:	/S/ BRIAN E. CABRERA
Brian E. Cabrera
Vice President, General Counsel and
Corporate Secretary